Press Release	Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (May 16, 2007) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the three month period ended March 31, 2007.

The net loss for the three month period ended March 31, 2007 was $801,317, or $0.05 per share, compared with a net loss of $717,421, or $0.05 per share, for the three month period ended March 31, 2006.  This increase in net loss was primarily the result of a decrease in revenue and an increase in general and administrative expenses, which was partially offset by a decrease in research and development expenses.

The Company reported revenues of $6,250 during the three month period ended March 31, 2007, compared with $35,416 during the three month period ended March 31, 2006. Revenue during the three month period ended March 31, 2007 consisted of the amortized portion of previous milestone payments received in connection with certain agricultural development and license payments. Revenue during the three month period ended March 31, 2006 consisted of current milestone payments and the amortized portion of previous milestone payments.

Research and development expenses for the three month period ended March 31, 2007 were $314,294, compared with $348,868 for the three month period ended March 31, 2006.  This decrease was primarily the result of the timing of various human health research programs in the application of Senesco’s technology, as certain programs ended, while new ones had not yet begun, as well as a decrease in stock-based compensation expense.

General and administrative expenses for the three month period ended March 31, 2007 were $514,189, compared with $428,579 for the three month period ended March 31, 2006.  This increase was primarily due to an increase in depreciation and amortization stemming from an increase in amortization of patent costs. In addition, professional fees increased due to an increase in legal and accounting fees, which was partially offset by a decrease in stock based compensation and investor relations expenses.

As of March 31, 2007, Senesco had cash, cash equivalents and investments of $1,214,287 and working capital of $969,814.

During the quarter, Jack Van Hulst, a pharmaceutical industry consultant, was appointed to serve on the Company’s Board of Directors. In April, James W. Mier, M.D. was appointed to Senesco’s Scientific Advisory Board.  Dr. Mier is both an Associate Professor of Medicine and a practicing oncologist in the Department of Hematology-Oncology at Beth Israel Deaconess Medical Center, a teaching hospital of Harvard Medical School, engaged in cancer research.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$464,287	$318,473
Short-term investments	750,000	850,000
Prepaid expenses and other current assets	102,999	139,584
Total Current Assets	1,317,286	1,308,057

Property and equipment, net	8,134	10,318
Intangibles, net	2,486,749	2,209,796
Security deposit	7,187	7,187
TOTAL ASSETS	$3,819,356	$3,535,358

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$87,541	$77,695
Accrued expenses	237,014	329,884
Deferred revenue	22,917	41,667
Total Current Liabilities	347,472	449,246

Grant payable	99,728	99,728
Other liability	30,501	34,418
TOTAL LIABILITIES	477,701	583,392

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 60,000,000 shares, issued and outstanding 17,473,694 and 15,477,388	174,737	154,774
Capital in excess of par	28,074,180	25,167,035
Deficit accumulated during the development stage	(24,907,262)	(22,369,843)
TOTAL STOCKHOLDERS’ EQUITY	3,341,655	2,951,966

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,819,356	$3,535,358

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,	For the Nine Months Ended March 31,	For the Nine Months Ended March 31,	From Inception on July 1, 1998 through March 31,
	2007	2006	2007	2006	2007

Revenue	$6,250	$35,416	$268,750	$60,416	$687,083

Operating Expenses:
General and administrative	514,189	428,579	2,001,068	1,499,770	19,022,582
Research and development	314,294	348,868	863,037	1,173,848	7,847,885
Total Operating Expenses	828,483	777,447	2,864,105	2,673,618	26,870,467

Loss From Operations	(822,233)	(742,031)	(2,595,355)	(2,613,202)	(26,183,384)

Sale of state income tax loss, net	—	—	—	—	586,442
Other noncash income	—	—	—	—	321,259
Interest income, net	20,916	24,610	57,936	84,650	368,421
Net Loss	$(801,317)	$(717,421)	$(2,537,419)	$(2,528,552)	$(24,907,262)

Basic and Diluted Net Loss Per Common Share	$(0.05)	$(0.05)	$(0.15)	$(0.16)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	17,473,694	15,467,388	16,732,003	15,467,388

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